Exhibit 99.1

FOR IMMEDIATE RELEASE

T2 Biosystems Reports 2016 Second Quarter, Six-Month Results

LEXINGTON, Mass., August 1, 2016  — T2 Biosystems, Inc. (NASDAQ: TTOO), a company developing innovative diagnostic products to improve patient health, today reported operating highlights and financial results for the second quarter and six months ended June 30, 2016.  Recent operational highlights included:

•                  During the second quarter, the Company received commitments for the adoption of the T2Candida® Panel and the T2Dx® Instrument with four new hospitals and hospital systems in the United States (U.S.) and two additional customer sites in Europe, for a total of six new customer commitments. The four hospitals in the U.S. include expected adoption of T2Candida at approximately 23 hospitals that treat an estimated annual population of 45,000 symptomatic patients at high risk of sepsis.

•                  As of June 30, 2016, 41 customers, including multiple hospital systems, have committed to adopt the T2Dx Instrument at sites in the U.S. and Europe. In total, signed commitments in the U.S. represent 111 hospitals that annually treat an estimated population of approximately 275,000 symptomatic patients at high risk of sepsis.

•                  In the second quarter, six hospitals in the U.S. completed installation and verification and began using the T2Candida Panel to test patients.

•                  During the second quarter, the Company continued patient enrollment in its T2Bacteria® Panel clinical trial and announced the revised goal of receiving FDA clearance by the end of 2017.

•                  During the second quarter, the Company hired life sciences industry veteran Shawn Lynch as chief financial officer, and in July, the Company announced it had hired T2 Scientific Advisory Board member and former Roche Molecular operations and development executive Joanne Spadoro, Ph.D., as chief operations officer.

•                  In July, the Company signed a multi-year agreement with Bayer to provide T2MR® for research and development efforts in blood coagulation disorders. This collaboration will develop tools and evaluate assays to help drive drug discovery and biomarker research for select Bayer hemostasis-related programs.

“We are building a formidable commercial footprint and asset that includes a customer base that now consists of more than 115 hospitals in the United States and Europe. We estimate that the hospitals in the U.S. alone provide access to more than 275,000 symptomatic patients at high risk of sepsis who may benefit from our technology,” said John McDonough, president and CEO. “We believe our customer base will continue to grow, utilization of T2Candida will increase at greater levels and customer-sponsored studies and economic data will multiply over the coming quarters, setting the stage for more significant revenues and creating an exciting, pre-conditioned environment for the launch of the T2Bacteria Panel next year.”

Financial Results

Total revenue in the second quarter of 2016 was $990,000, which consisted of $151,000 of product revenue and $839,000 of research revenue. Product revenue in the 2016 second quarter was primarily derived from the sale of consumable diagnostic tests. In comparison, the Company recorded total revenues of $564,000 in the second quarter of 2015, of which there was no product revenue. Product revenue in the 2016 second quarter was impacted by the cartridge shipment hold and replacement program announced by the Company in July.

Total revenue for the first six months of 2016 was $2.1 million, which consisted of $588,000 of product revenue and $1.5 million of research revenue. Product revenue included sales of T2Dx Instruments and consumable diagnostic tests to various hospitals. The Company recorded total revenue for the prior year comparable period of $753,000, which consisted of $10,000 of product revenue and $743,000 of research revenue.

Total operating expenses for the second quarter of 2016 were $12.5 million compared to $11.1 million for the second quarter of 2015. Operating expenses for the quarter increased over the previous year, as the Company continued to expand its sales force and invest in next-generation products, including T2Bacteria.

Total operating expenses for the first six months of 2016 were $25.3 million compared to $21.4 million for the first six months of 2015. Operating expenses for the first six months of 2016 increased over the previous year period primarily as a result of personnel-related costs, costs associated with the commercialization of the Company’s products and investments in research and development.

The net loss applicable to common shareholders for the second quarter of 2016 was $14.0 million, or $0.58 loss per share, compared to $11.0 million, or $0.54 loss per share, for the second quarter of 2015. The increased loss was principally driven by the higher cost of product revenue and the growth in operating expenses noted above.

The net loss applicable to common shareholders for the first six months of 2016 was $27.5 million, or $1.13 loss per share, compared to $21.6 million, or $1.07 loss per share, for the prior year period. The increase in net loss was driven by the cost of product revenue and the growth in operating expenses noted above.

The Company’s balance sheet as of June 30, 2016, showed total cash and cash equivalents of $50.2 million. The Company has another $5.5 million available through an equipment lease credit line.

2016 Outlook

The Company continues to target closing a total of 45 hospital commitments globally during 2016 although it recognizes that there is risk to achieving this goal given the unpredictable timing for the closing of contract commitments. In addition, and perhaps of more importance, the Company is targeting closing commitments with hospital and hospital systems in the second half of 2016 that would provide access to an additional 100,000 or more symptomatic patients at high risk of sepsis.

The Company anticipates higher product revenue in the third quarter of 2016 than was realized in the first and second quarters of 2016, primarily as a result of additional hospitals going live and the increased use of the T2Candida Panel at institutions that are already testing patients.

Research revenue is expected to be comparable to what was realized in the second quarter of 2016.

The Company anticipates total third quarter of 2016 operating expenses to be between $12.3 million and $12.8 million. The third quarter of 2016 expenses are expected to include approximately $2.0 million in non-cash expenses, which are primarily depreciation and stock compensation expense.

The Company is forecasting weighted average shares for the third quarter of 2016 to be 24,400,000 and, for the full year, the Company is forecasting 24,700,000.

Conference Call

T2 Biosystems’ management will discuss the Company’s financial results for the second quarter and six months ended June 30, 2016, and provide a general business update during a conference call beginning at 4:30 p.m. Eastern Time today, Monday, August 1, 2016. To join the call, participants may dial 1-877-407-9039 (U.S.) or 1-201-689-8470 (International). To listen to the live call via T2 Biosystems’ website, go to www.t2biosystems.com, in the Investors/Events & Presentations section. A webcast replay of the call will be available for 30 days following the conclusion of the call in the Investors/Events & Presentations section of the website.

About T2 Biosystems

T2 Biosystems is focused on developing innovative diagnostic products to improve patient health. With two FDA-cleared products targeting sepsis and a range of additional products in development, T2 Biosystems is an emerging leader in the field of in vitro diagnostics. The Company is utilizing its proprietary T2 Magnetic Resonance platform, or T2MR, to develop a broad set of applications aimed at lowering mortality rates, improving patient outcomes and reducing the cost of healthcare by helping medical professionals make targeted treatment decisions earlier. T2MR enables the fast and sensitive detection of pathogens, biomarkers and other abnormalities in a variety of unpurified patient sample types, including whole blood, eliminating the time-consuming sample prep required in current methods. For more information, please visit www.t2biosystems.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact, including, without limitation, the statements above under the heading “2016 Outlook”  should be considered forward-looking statements. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the performance of the Company’s diagnostic products and the ability to bring such products to market. These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. For more information on risk factors for T2 Biosystems, Inc.’s business, please refer to the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 9, 2016, under the heading “Risk Factors,” and other filings the Company makes with the Securities and Exchange Commission from time to time.  Any such forward-looking statements represent management’s estimates as of the date of this press release. While the Company may elect to update such forward-looking statements at some point in the future, it disclaims any obligation to do so, even if subsequent events cause its views to change. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.

###

Media Contact:

Susan Heins,

Pure Communications

susan@purecommunicationsinc.com

864-346-8336

Investor Contact:

Matt Clawson,

Pure Communications

matt@purecommunicationsinc.com

949-370-8500

T2 Biosystems, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Revenue:
Product revenue	$151	$—	$588	$10
Partner revenue	839	564	1,498	743
Total revenue	990	564	2,086	753
Costs and expenses:
Cost of product revenue	1,781	—	2,807	3
Research and development expenses	6,369	6,651	12,958	12,520
Selling, general and administrative expenses	6,143	4,437	12,347	8,905
Total costs and expenses	14,293	11,088	28,112	21,428
Loss from operations	(13,303)	(10,524)	(26,026)	(20,675)
Interest expense, net	(805)	(477)	(1,540)	(954)
Other income (expense), net	62	6	94	15
Net loss and comprehensive loss	$(14,046)	$(10,995)	$(27,472)	$(21,614)

Net loss per share applicable to common stockholders - basic and diluted	$(0.58)	$(0.54)	$(1.13)	$(1.07)
Weighted-average number of common shares used in computing net loss per share applicable to common stockholders	24,321,310	20,260,591	24,270,041	20,171,051

T2 Biosystems, Inc.

Condensed Consolidated Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	June 30, 2016	December 31, 2015

Assets
Current Assets:
Cash and cash equivalents	$50,218	$73,662
Accounts receivable	288	369
Prepaid expenses and other current assets	562	838
Inventory	1,435	683
Total current assets	52,503	75,552
Property and equipment, net	12,815	10,655
Restricted cash	260	260
Other assets	331	358
Total assets	$65,909	$86,825
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$795	$1,228
Accrued expenses and other current liabilities	4,506	4,162
Current portion of notes payable	10,631	4,449
Current portion of lease incentives	284	268
Deferred revenue	1,266	2,146
Total current liabilities	17,482	12,253
Notes payable, net of current portion	24,168	26,121
Lease incentives, net of current portion	935	1,076
Other liabilities	665	436
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value; 200,000,000 shares authorized at June 30, 2016 and December 31, 2015; 24,361,154 and 24,175,381 shares issued and outstanding at June 30, 2016 and December 31, 2015, respectively	24	24
Additional paid-in capital	198,992	195,800
Accumulated deficit	(176,357)	(148,885)
Total stockholders’ equity	22,659	46,939
Total liabilities and stockholders’ equity	$65,909	$86,825

# # # #